UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): July 17, 2009

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of Principal Executive offices) (zip code)

Registrant’s telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement Agreement

As previously reported on Form 8-K filed on June 25, 2009, Robert Chiste announced his retirement from Comverge, Inc. as Chairman of the Board of Directors, President and Chief Executive Officer, effective as of June 19, 2009, and his resignation from Comverge’s Board, effective as of June 20, 2009. In connection with his retirement, Mr. Chiste and Comverge entered into a Retirement Agreement dated July 17, 2009, which tracks the material elements of his employment agreement, pursuant to which: (i) Mr. Chiste will receive a lump sum of $1,200,000 payable on December 21, 2009; (ii) all unvested options held by Mr. Chiste as of June 19, 2009 vest and become exercisable in full and remain exercisable for the lesser of their remaining terms or until March 31, 2013; (iii) all restricted stock grants and any other equity-based awards held by Mr. Chiste as of June 19, 2009 vest and become exercisable in full; (iv) Mr. Chiste will receive a retirement benefit of $1,000,000, payable on a monthly basis through May 2016 in accordance with the schedule set forth in the Retirement Agreement; and (v) Mr. Chiste releases Comverge and its affiliates from any claims he may have related to his employment with Comverge and any claims for severance pay or other compensation, with exceptions for certain claims Mr. Chiste is entitled to under applicable laws and under the Retirement Agreement. Mr. Chiste can revoke the Retirement Agreement within 7 calendar days after he has signed it, in which event it will be null and void. If not revoked during that 7-day period, the Retirement Agreement will become final, binding and irrevocable upon the expiration of the 7-day period.

Consulting Agreement

On July 16, 2009, Comverge entered into a Consulting Agreement with Mr. Chiste pursuant to which Mr. Chiste will provide certain consulting and advisory services to Comverge, including assistance in the transition to a new Chief Executive Officer, for a period of 12 months from his termination date. Comverge will pay Mr. Chiste a monthly fee of $20,833.34 for his services such that, during the term of the Consulting Agreement, Mr. Chiste’s total fee will be approximately $250,000.

The foregoing descriptions of the Retirement Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Retirement Agreement and Consulting Agreement, copies of which will be included in a subsequent filing.

Retention Payments

On July 16, 2009, Comverge notified certain officers, including without limitation, its principal executive officer/principal financial officer and three other named executive officers, outlined below, that each would be eligible for the payment of a retention bonus award in an amount equal to six months of such officer’s current base salary (the “Retention Payment”) if such officer remains employed by Comverge on June 20, 2010. In the event the officer resigns prior to June 20, 2010 or is terminated for cause, the applicable officer will not be entitled to receive any portion of the Retention Payment. In the event that the officer is terminated without cause or there is a change of control or other sale of Comverge prior to June 20, 2010, the officers then employed by the Company will be entitled to receive all of the Retention Payment.

The four named executive officers and the respective potential Retention Payment amounts are as follows:

Name	Title	Amount
Michael Picchi	Interim President and Chief Executive Officer;	$120,000
Executive Vice President and Chief Financial Officer
Frank Magnotti	President – Comverge Clean Energy Solutions Group	$125,000
Edward Myszka	Chief Operating Officer – Comverge Clean Energy Solutions Group	$125,000
Matthew Smith	Vice President and General Counsel	$105,000

The foregoing description of the Retention Payments does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Retention Award Notice, a copy of which will be included in a subsequent filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By:	/s/ Michael Picchi
Name:	Michael Picchi

Title:   Interim President and Chief Executive Officer;

Executive Vice President and Chief Financial
Officer

Dated: July 22, 2009